Exhibit 10.40

Dayforce, Inc.

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Participant Name:

Participant ID No.:

(if applicable)

Grant Date:

Number of Restricted Stock Units:

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Dayforce, Inc., a Delaware corporation (the “Company”), and the above-named participant (the “Participant”), effective as of the above-designated grant date (the “Grant Date”).

RECITALS

WHEREAS, the Company has adopted the Dayforce, Inc. 2018 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to acquire shares of Common Stock (“Shares”) upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant the above-designated number of Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.
Vesting and Forfeiture of Restricted Stock Units. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)
General. Except as otherwise provided in Section 2(b), 25% of the Restricted Stock Units shall vest on the last day of each three (3) month period commencing on the Date of Grant (with the first vesting on the three (3) month anniversary of the Date of Grant), subject to the Participant’s continued Service through the applicable vesting date. Each Restricted Stock Unit represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Agreement.

(b)
Accelerated Vesting. The Restricted Stock Units shall fully vest upon a Change of Control or upon the death of the Participant, subject to the Participant’s continued Service through such date.

(c)
Termination of Service. All unvested Restricted Stock Units shall be forfeited upon the Participant’s termination of Service with the Company or its Subsidiaries for any reason. Without limiting the generality of the foregoing, the Shares (and any resulting proceeds) will continue to be subject to Section 13.2 (Termination for Cause) and 13.3 (Right of Recapture) of the Plan.

3.
Settlement. The Company shall deliver to the Participant within forty-five (45) days following the vesting date of the Restricted Stock Units a number of Shares equal to the aggregate number of Restricted Stock Units that vest as of such date; provided, however, that if the Participant has elected to defer to defer receipt of the Shares to be delivered in respect of vested Restricted Stock Units in accordance with the terms of the Company's Non-Employee Director Deferral Program (the "Program"), then any vested Restricted Stock Units shall be settled in accordance with the terms of the Program and the Participant's deferral election thereunder. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares, except as otherwise provided under the Program, if applicable. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant. Notwithstanding the foregoing, the Restricted Stock Units may be settled in the form of: (a) cash, to the extent settlement in Shares (i) is prohibited under applicable laws, (ii) would require the Participant, the Company to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence, or (iii) is administratively burdensome; or (b) Shares, but the Company may require the Participant to immediately sell such Shares if necessary to comply with applicable laws (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Participant's behalf).

4.
Responsibility for Taxes.

(a)
The Participant shall be solely responsible for the payment and withholding of all income and other taxes attributable to the Participant under this Agreement (the “Tax-Related Items”), and the Participant shall timely remit all taxes to the Internal Revenue Service and any other required governmental agencies. The Participant further acknowledges and agrees that, during and after the Participant’s termination of Service, the Participant will indemnify, defend and hold the Company harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses arising from a failure or alleged failure to make the required reports and payments for income taxes.

(b)
Where the Company is required by local laws in the Participant’s country of residence to deduct or withhold any Tax-Related Items, then all Tax-Related Items required to be withheld with respect to the Restricted Stock Units shall be satisfied by the Company withholding a sufficient number of whole Shares (or cash payment) otherwise issuable upon settlement of the Restricted Stock Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to such amount. For purposes of the foregoing, (i) the Participant shall be deemed to have been issued the full number of Shares otherwise issuable on the applicable settlement date, notwithstanding that a number of whole Shares is held back to satisfy the Tax-Related Items required to be withheld and (ii) the Company may determine the amount of Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company and in its sole discretion) or other applicable withholding rates, including maximum withholding rates.

(c)
Finally, where and to the extent that Section 4(b) is applicable, the Participant agrees to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the vesting of the Restricted Stock Units, or refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items required to be deducted or withheld by the Company.

5.
Adjustment of Shares. If there shall occur any change with respect to the outstanding shares of Common Stock as provided by Section 4.5 of the Plan, the Restricted Stock Units may be adjusted accordingly.

6.
Compliance with Laws. If the Participant is resident outside of the United States, as a condition of participation, the Participant agrees to repatriate all payments attributable to the Shares or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired under the Plan) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence. In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in his or her country of residence.

7.
Private Placement. If the Participant is resident outside of the United States, the Restricted Stock Units are not intended to be a public offering of securities in the Participant’s country of residence. The Company has not submitted a registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Restricted Stock Units are not subject to the supervision of local securities authorities.

8.
No Advice Regarding Participation. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding his or her participation in the Plan. The Participant should consult with his or her own qualified personal tax, legal and financial advisors before taking any action related to the Plan.

9.
Insider Trading and Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times the Participant is considered to have material non-public information, or “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country of residence. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. By electronically accepting this Agreement, the Participant represents that, as of the Grant Date, the Participant is unaware of any material inside information regarding the Company. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include employees of the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and the Participant should speak to his or her personal advisor on this matter.

10.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Stock

Units, any Shares acquired pursuant to the Restricted Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

11.
Data Privacy. If the Participant would like to participate in the Plan, the Participant should review the information provided in this Section 11 and, where applicable, consent to the processing and/or transfer of personal data as described below.

(a)
EEA+ Controller and Representative. If the Participant is based in the European Union, the European Economic Area or the United Kingdom (collectively “EEA+”), the Participant should note that the Company, with its registered address at 3311 East Old Shakopee Road, Minneapolis, Minnesota, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with this Agreement and the Plan.

(b)
Data Collection and Usage. The Participant understands that the Company collects, uses and otherwise processes certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, passport or other identification number, nationality, social insurance number, resident registration number or other identification number, salary, job title, any Shares or directorships in the Company, details of all awards granted under the Plan or any other entitlements to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or otherwise in connection with this Agreement or the Plan (“Data”) for purpose of managing and administering the Plan and allocating Shares pursuant to the Plan.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the Data processing for the Company’s performance of its obligations under this Agreement and the Plan, and where applicable, the Company’s legitimate interest of complying with contractual or other statutory obligations to which it is subject.

If the Participant is based outside of the EEA+, the Company’s legal basis for the processing of Data is the Participant’s consent, as further described below.

(c)
Stock Plan Administration Service Providers. The Participant understands that the Company transfers Data to Morgan Stanley at Work, an independent service provider based in the United States, and certain of its affiliated companies (the “Plan Broker”), which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner, including, but not limited to, the Company's outside legal counsel as well as the Company’s auditor. The Plan Broker may open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the Plan Broker, with such agreement being a condition to the ability to participate in the Plan.

(d)
International Data Transfers. The Company and the Plan Broker are based in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. The Participant should note that his or her country may have enacted data privacy laws that are different from the United States. For example, the Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that the Participant’s Data may not have an equivalent level of protection as compared to the Participant’s country of residence.

The onward transfer of Data from the Company to the Plan Broker or, as the case may be, a different service provider of the Company is based solely on Participant’s consent, as further described below.

If Participant is based outside of the EEA+, Data will be transferred from the Participant’s jurisdiction to the Company and onward from the Company to any of its service providers based on Participant’s consent, as further described below.

(e)
Data Retention. The Participant understands that Data only will be held by the Company for as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws.

(f)
Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) restrict the portability of Data, and/or (vii) lodge complaints with competent authorities in the Participant’s jurisdiction. To receive additional information regarding these rights or to exercise these rights, the

Participant can contact the Company’s global privacy officer at privacy@dayforce.com.

(g)
Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of this Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

(h)
Voluntariness and Consequences of Consent Denial or Withdrawal. The Participation in the Plan is voluntary and the Participant is providing the consents herein on a voluntary basis. The Participant understands that he or she may request to stop the transfer and processing of the Data for purposes of participation in the Plan and that the Participant’s compensation from or service relationship with the Company will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that the Data will still be processed in relation to his or her employment or service relationship and for record-keeping purposes. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact the Company’s global privacy officer at privacy@dayforce.com.

Declaration of Consent

If the Participant is based in the EEA+, by electronically accepting the Restricted Stock Units and indicating consent through the Company’s online acceptance procedure, the Participant explicitly declares the Participant's consent to the onward transfer of Data by the Company to the Plan Broker or, as the case may be, a different service provider of the Company in the U.S. as described above.

If the Participant is based outside of the EEA+, by electronically accepting the Restricted Stock Units and indicating consent through the Company’s online acceptance procedure, the Participant explicitly declares the Participant's consent to the entirety of the Data processing operations described above including, without limitation, the onward transfer of Data by the Company to the Plan Broker or, as the case may be, a different service provider of the Company in the U.S.

12.
Nature of the Benefit. The Participant understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, modified, suspended or terminated by the Company at any time as provided in the Plan;

(b)
the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)
all decisions with respect to future grants, if any, including, but not limited to, the times when the Restricted Stock Units shall be granted and the vesting period will be at the sole discretion of the Company;

(d)
the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to continued service with the Company, shall not be interpreted as forming a Service contract with the Company and shall not interfere with the ability of the Company to terminate the Participant’s service relationship at any time (as otherwise may be permitted under local law);

(e)
the Participant’s participation in the Plan is voluntary;

(f)
the Restricted Stock Units and any underlying Shares are not intended to replace any pension rights or compensation;

(g)
the Plan is established, operated and administered exclusively by the Company, and the Restricted Stock Units are granted solely by the Company. The Participant's Employer and any other affiliate of the Company is not a party to this Agreement, and any rights you may have under this Agreement may be raised only against the Company (and may not be raised against the Employer or any other affiliate).

(h)
the grant of Restricted Stock Units and the underlying Shares are an extraordinary item of compensation and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)
the grant of Restricted Stock Units will not be interpreted to form a Service contract with the Company; and

(k)
the Company is not liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Shares or any amounts due pursuant to settlement or the subsequent sale of any Shares.

13.
Country Addendum; Interpretation of Terms; General. The term “Country Addendum” means any document prepared by the Company and which refers to this Agreement and contains additional Restricted Stock Unit terms to address matters pertaining to the Participant’s then current country of residence (and country of employment if different). If the Participant is a citizen of a country other than that in which the Participant is currently residing and/or employed, or is considered a resident of another country for local law purposes, the Country Addendum may not apply, or may not apply in the same manner, to the Participant, as shall be determined by the Company in view of applicable laws and the intent of the Company in granting the Award. If the Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). The Country Addendum constitutes part of this Agreement. The Committee shall interpret the terms of the Restricted Stock Units, this Agreement, the Plan and any Country Addendum, and all determinations by the Committee shall be final and binding. The Company may, without the Participant’s consent, assign all of their respective rights and obligations under the Restricted Stock Unit to their respective successors and assigns. Following an assignment to the successor of the Company, as applicable, all references herein to the Board of Directors and Committee shall be references to the board of directors and committee, as applicable, of the successor of the Company. This Agreement, the Plan and any Country Addendum contain the complete agreement between the Company and the Participant concerning the Restricted Stock Units, are governed by the laws of the State of Delaware (or the laws stated an applicable Country Addendum), and may be amended only in writing, signed by an authorized officer of the Company. The Participant will take all actions reasonably requested by the Company to enable the administration of the Restricted Stock Units and Plan and/or comply with the local laws and regulations of the Participant’s then current country of residence. No waiver of any breach or condition of this Agreement, the Plan or a Country Addendum shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.
Compensation Recoupment Policy. The Restricted Stock Units and any Shares issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

15.
Miscellaneous Provisions

(a)
Rights of a Shareholder of the Company. Prior to settlement of the Restricted Stock Units in Shares, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the Restricted Stock Units. To the extent the Company pays any regular cash dividends to its shareholders, dividend equivalent rights with respect to the Shares will be accumulated and will be satisfied in additional Restricted Stock Units that are subject to the same terms and conditions of the applicable Restricted Stock Units, including any deferral election under the Program with respect to such Restricted Stock Units.

(b)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(c)
Official Language. The official language of this Agreement, the Plan and any Country Addendum is English. Documents or notices not originally written in English shall have no effect until they have been translated into English, and the English translation shall then be the prevailing form of such documents or notices. Any notices or other documents required to be delivered to the Company under this Agreement, shall be translated into English, at the Participant’s expense, and provided promptly to the Company in English. The Company may also request an untranslated copy of such documents.

(d)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(e)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(f)
Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(g)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(h)
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(i)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

(j)
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without regard to such state’s conflict of laws provisions.

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT DAYFORCE, INC.

By:	By:
Date:	Date:
Printed Name:	Printed Name:

Exhibit 10.40

DAYFORCE, INC.

2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement

COUNTRY ADDENDUM

This Country Addendum to the Agreement includes additional terms and conditions that govern the Restricted Stock Units (“RSUs”) and the Participant’s participation in the Plan if the Participant resides and/or works outside of the United States. The information contained in this Country Addendum is based on the securities, exchange control and other laws in effect in the respective countries as of December 2024. If the Participant is a citizen of a country other than that in which the Participant is currently residing and/or working, or is considered a resident of another country for local law purposes, the Country Addendum may not apply, or may not apply in the same manner, to the Participant, as shall be determined by the Company in view of applicable laws and the intent of the Company in granting the Award. Further, If the Participant transfers to another country reflected in this Country Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Country Addendum but defined in the Agreement or the Plan shall have the same meaning as in the Agreement or the Plan.

CANADA

1.
Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

2.
Termination Date. Notwithstanding any provisions in the Agreement or the Plan to the contrary, the effective date of the Participant’s termination of Service for purposes of the Restricted Stock Units shall be the last day of any statutory notice of termination period required under applicable law.

If the Participant is a resident of Canada for purposes of the Income Tax Act (Canada) and is not subject to taxation on the RSUs in a country other than Canada, the following provisions will apply:

3.
Settlement. Notwithstanding any provisions in the Agreement or the Plan to the contrary, and provided that the Participant has not elected to defer settlement of the Restricted Stock Units in accordance with the Program, prior to the date that is ten years after the applicable Grant Date (the “Expiry Date”), all or any number of vested RSUs held by such the Participant may be converted by the Participant to Shares at the option of the Participant after each Vesting Date. This right may be exercised by delivering an electronically executed notice of conversion (a “Conversion Notice”) in such form, manner and timeframe required by the Company. The Conversion Notice shall state the number of vested RSUs the Participant wishes to convert into Shares. As soon as practical following receipt of the Conversion Notice, the Company shall issue and deliver to the Participant a number of Shares equal to the aggregate number of RSUs so exercised in settlement thereof. Any RSUs in respect of which the Participant has not provided a Conversion Notice prior to the Expiry Date will be forfeited and cancelled for no consideration.

4.
Settlement in Shares. Notwithstanding any provisions in the Agreement or the Plan to the contrary, no cash or other property (other than newly issued Shares) shall be issuable or deliverable by the Company upon the settlement of the Participant’s RSUs hereunder. If the aggregate number of Shares issuable to the Participant upon the conversion of the Participant’s RSUs hereunder would otherwise include a fraction of a Share, such number of Shares shall be rounded to the nearest whole Share (and no fractional Shares or cash in lieu of fractional Shares will be delivered).

If the Participant is a resident of Quebec, the following provision applies:

5.
English Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressément souhaité que la convention, ainsi que tous les documents, avis et procédures judiciarise, exécutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.